                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration file No. 333-132746

            CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., DEPOSITOR

           CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4, ISSUING ENTITY

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-C4
      CLASS A-1, CLASS A-2, CLASS A-SB, CLASS A-3, CLASS A-1A, CLASS A-M,
                    CLASS A-J, CLASS B, CLASS C AND CLASS D

SUPPLEMENT DATED JUNE 26, 2006 TO PROSPECTUS SUPPLEMENT DATED JUNE 20, 2006

GENERAL

     This is a supplement to the Prospectus Supplement dated June 20, 2006 (the
"Prospectus Supplement"), relating to the above-referenced commercial mortgage pass-through certificates. The Prospectus Supplement should be read in conjunction with and as corrected by this supplement. Capitalized terms used but not otherwise defined in this supplement have the respective meanings assigned to them in the glossary to the Prospectus Supplement.

CLASS A-1 PASS-THROUGH RATE

     The Prospectus Supplement, including under the headings "Summary of
Prospectus Supplement--Introduction to the Transaction" and "Description of the
Offered Certificates--Payments--Calculation of Pass-Through Rates", currently reflects the pass-through rate of the class A-1 certificates for each interest accrual period as the lesser of: (a) the initial pass-through rate for the class
A-1 certificates set forth in the table under "Summary of Prospectus
Supplement--Introduction to the Transaction" in the Prospectus Supplement, which is approximately 5.7206% per annum; and (b) the Weighted Average Pool
Pass-Through Rate for the related distribution date.

     The actual pass-through rate of the class A-1 certificates for each interest accrual period will equal the lesser of: (a) 5.9280% per annum; and (b)
the Weighted Average Pool Pass-Through Rate for the related distribution date.